MARTHA STEWART LIVING OMNIMEDIA, INC. SPECIAL BONUS RIGHT EXCHANGE OFFER QUESTION AND ANSWER SESSION SEPTEMBER 30, 2003 FOR NON- ELIPS EMPLOYEES ONLY

MSO stock Average closing price over the three months ending September 19, 2003- $8.849 Exercise price Actual exercise price of option being valued Risk free interest rate 3.075% Volatility 50.0% Dividend yield Zero Expected life of option 5 years Special Bonus Right Exchange Offer Black- Scholes Valuation Assumptions

Special Bonus Right Exchange Offer Assume: Individual owns: 1,000 options Exercise price: $15.00 Option vesting % 100% ____________________________________________ Special Bonus Award $2,115

Special Bonus Right Exchange Offer Example # 1 Assume: Future MSO share price: $15.00 Stock options are fully vested _______________________________________________________________ Realizable value for stock option: zero (Exercise price of $15.00 is at MSO share price of $15.00) Special Bonus Award $2,115 STOCK OPTIONS WOULD BE LESS VALUABLE THAN THE SPECIAL BONUS AWARD

Special Bonus Right Exchange Offer Example # 2 Assume: Future MSO share price: $16.00 _______________________________________________________________ Realizable value for stock option: $1,000 (Exercise price of $15.00 is below MSO share price of $16.00) (1,000 options X ( $16- $15)) Special Bonus Award $2,115 STOCK OPTIONS WOULD BE LESS VALUABLE THAN THE SPECIAL BONUS AWARD

Special Bonus Right Exchange Offer Example # 3 Assume: Future MSO share price: $18.00 ________________________________________________________ Realizable value for stock option: $3,000 (Exercise price of $15.00 is below MSO share price of $18.00) (1,000 options X ($18-$15)) Special Bonus Award $2,115 STOCK OPTIONS WOULD BE MORE VALUABLE THAN THE SPECIAL BONUS AWARD

Special Bonus Right Exchange Offer Impact of Vesting Schedule Previous examples do no take into account any timing component. Special Bonus Right vests on June 30, 2004. You may be exchanging options that are already vested for a Special Bonus Right that vests in the future (June 30, 2004).

Special Bonus Right Exchange Offer Impact of Vesting Assume: Option has exercise price $15.00 Number of options outstanding (fully vested) 1,000 Special Bonus Right $2,115 MSO share price rises to $17.00 within the period prior to termination of employment.

Special Bonus Right Exchange Offer Impact of Vesting (continued) Comparison of Value Realized Stock Options- gain realized if exercised 1,000 at $17.00= $2,000 1,000 X ($17.00-$15.00) Special Bonus Award zero* *If employment with MSO terminates prior to the Special Bonus Right vesting (June 30, 2004), you would not realize any value from the Special Bonus Right, while you could have realized some value from your stock options if the stock had risen above $15.00 before you left MSO.